[Logo of Allegiant Bancorp, Inc.]

News Editor: For further information on this
news release, please contact Shaun R. Hayes,
President and CEO or Jeffrey S. Schatz,
Executive VP and CFO/COO at 314/692-8800.

For Immediate Release:

ALLEGIANT BANCORP, INC. NET INCOME INCREASED 13% IN SECOND QUARTER 2003

       ST. LOUIS, MO - July 17, 2003 - Allegiant Bancorp, Inc. (Nasdaq: ALLE; www.allegiantbank.com), the largest bank holding company exclusively serving the St. Louis, Missouri metropolitan area, today reported net income for the second quarter of 2003 totaling $6.1 million, an increase of 13% from $5.4 million reported for the second quarter of 2002. Diluted earnings per share for the second quarter of 2003 increased 3% to $0.35 from $0.34 in 2002. Diluted earnings per share reflected the impact of 2.1 million shares of common stock issued in our secondary public stock offering in April 2003, partially offset by 974,150 shares of treasury stock acquired in connection with the divestiture of our former Ste. Genevieve bank in March 2003. For the first six months of 2003, net income increased 12% to $11.6 million compared to $10.3 million for the first six months of 2002. Diluted earnings per share for the first six months of 2003 increased 6% to $0.69 from $0.65 for the first six months of 2002.

       Net interest income increased 4% for the quarter ended June 30, 2003 compared to the second quarter of 2002. This growth was attributable to a $183 million, or 9%, increase in average earning assets, which primarily resulted from a $222 million, or 15%, increase in average loans, as loan growth in our market remained strong. Our net interest margin in the second quarter of 2003 was 3.12% compared to 3.00% during the first quarter of 2003, and decreased 16 basis points from the second quarter of 2002. For the first six months of 2003, the net interest margin was 3.07% compared to 3.21% for the corresponding period of 2002. Compared to the year-ago periods, the margin was negatively affected in the first quarter of 2003 as we reinvested the proceeds of certain securities transactions into temporary short-term investments. On a sequential basis, we expect our net interest margin to be slightly lower in the next quarter given the recent Federal Reserve interest rate cut. We do expect a stable to improving margin toward the end of 2003, as the impact of our response to this rate cut begins to take effect and we continue to reposition our investment securities portfolio as a means to fund anticipated loan growth.

       Non-interest income for the three months ended June 30, 2003 totaled $6.7 million representing an increase of 12% from $6.0 million in the second quarter of 2002. The growth in non-interest income was attributable to a 58% increase in mortgage banking revenues as loan originations were at record levels, coupled with an increase in fee income from our wealth management business of 113% reflecting the acquisition of Allegiant Investment Counselors in the fourth quarter of 2002, partially offset by a decrease in securities gains of 19%. For the first six months, non-interest income increased 36% to $13.7 million from the first six months of 2002, reflecting increases in mortgage banking revenues, wealth management fees and securities gains of 75%, 80% and 82%, respectively.

       Non-interest expense for the quarter ended June 30, 2003 totaled $13.0 million compared to $13.5 million in the first quarter of 2003 and $11.9 million in the second quarter of 2002. Salaries and benefits expense increased $254,000 or 4%, in the second quarter of 2003 compared to the second quarter of 2002, while occupancy and equipment expense increased $72,000, or 4%, and other operating expenses increased $783,000, or 20%. For the first six months of 2003, non-interest expense totaled $26.5 million compared to $22.6 million for the first six months of 2002. The increased expense primarily reflected the ongoing expenses related to Allegiant Investment Counselors acquired in the fourth quarter of 2002, increased professional fees associated with the roll-out of our Project 2004 profit improvement and cost containment initiative, higher insurance expense and increased foreclosed property costs. In addition, non-interest expense reflected increased expense associated with the Company's investment in a community reinvestment fund, higher commissions expense related to mortgage banking activities and a severance charge recognized in the first quarter of 2003. Our efficiency ratio for the second quarter of 2003 was 55.1% compared to 57.7% in the first quarter of 2003 and 53.4% for the second quarter of 2002. We anticipate continued improvement in our efficiency ratio over the balance of the year as benefits from our Project 2004 initiative are realized.

       At June 30, 2003, our assets totaled $2.4 billion, an 8% increase from June 30, 2002. Total loans and deposits both increased to $1.7 billion at June 30, 2003, reflecting a 14% and 9% increase from June 30, 2002, respectively. While total assets, loans and deposits reflected noteworthy increases from June 30, 2002, these growth rates were constrained by the March 31, 2003 divestiture of our former Ste. Genevieve bank, which at the time of disposition had assets, loans and deposits of approximately $114.6 million, $43.5 million and $93.9 million, respectively. On July 11, 2003, we supplemented our deposit base as we completed the acquisition of a branch office of Heartland Bank, a federal savings association (Heartland), which had deposits approximating $20 million. Under terms of the purchase and assumption agreement, we acquired the Heartland branch facility and assumed the deposit liabilities, net of a deposit premium of 5.05%.

       At June 30, 2003, shareholders' equity totaled $194.0 million; an increase of 26% from June 30, 2002 reflecting the 2.1 million newly issued shares partially offset by 974,150 shares of treasury stock acquired in connection with the divestiture of our former Ste. Genevieve bank. On April 14, 2003 we completed a secondary public offering and issued 2.1 million shares of common stock at a public offering price of $16.50 per share. Net proceeds from the offering totaled $31.9 million. At June 30, 2003 our market capitalization totaled $351.4 million, an increase of 22% from June 30, 2002.

       As of June 30, 2003, our ratio of non-performing assets to total assets was 0.90% compared to 0.70% at June 30, 2002 and 0.68% at December 31, 2002. At June 30, 2003, our non-performing assets totaled $21.7 million compared to $16.3 million at December 31, 2002 and $15.6 million at June 30, 2002. The increase from December 31, 2002 was primarily related to one loan totaling approximately $3.7 million and classified as past due 90 days pending resolution of bankruptcy proceedings. We believe this loan is well secured and we do not anticipate any loss. It is in the process of collection and the borrower continues to make interest payments on a timely basis.

       Annualized net charge-offs as a percentage of average loans were 0.25% in the first six months of 2003 compared to 0.55% for the first six months of 2002 and 0.51% for the year ended December 31, 2002. For the first six months of 2003, the provision for loan losses exceeded net charge-offs by approximately $1.2 million. The allowance for loan losses increased to $20.0 million at June 30, 2003 from $18.3 million at June 30, 2002. The percentage of the allowance for loan losses to total loans was 1.16% at June 30, 2003 compared to 1.15% at December 31, 2002 and 1.21% at June 30, 2002.

       Allegiant Bancorp, Inc. is the largest publicly-held bank holding company headquartered in the St. Louis, Missouri metropolitan area and the parent company of Allegiant Bank. Allegiant has 37 full-service banking locations, with at least one branch located within a 20-minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.

       Certain statements in this release relating to present or future trends or factors affecting the banking industry and, specifically, the operations, markets and products of Allegiant Bancorp, Inc., may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in Allegiant's periodic and other filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Allegiant Bancorp, Inc.
Unaudited Financial Highlights
	2Q-03	2Q-02	% change	YTD 03	YTD 02	% change
(Dollars in thousands except per share data)

Operating Results:
  Interest income
  Interest expense

        Net interest income
  Provision for loan losses
  Service charges
  Mortgage banking revenue
  Wealth management fees
  Bank-owned life insurance
  Net gain on sale of securities
  Other non-interest income
  Salaries and benefits
  Occupancy
  Equipment
  Amortization
  Foreclosed property costs
  Other non-interest expense

  Income before income taxes
  Provision for income taxes

      Net income

	$ 29,499 12,575 ------------- 16,924 1,675 1,728 1,534 1,039 446 1,359 550 6,420 1,047 821 228 720 3,759 ------------- 8,910 2,831 ------------- $ 6,079 =======	$ 30,875 14,571 ------------- 16,304 2,000 1,769 969 487 416 1,683 639 6,166 967 829 443 442 3,038 ------------- 8,382 2,984 ------------- $ 5,398 =======	(4.5)% (13.7) 3.8 (16.3) (2.3) 58.3 113.3 7.2 (19.3) (13.9) 4.1 8.3 (1.0) (48.5) 62.9 23.7 6.3 (5.1) 12.6%	$ 59,340 26,076 ------------- 33,264 3,335 3,433 3,149 1,991 1,088 3,082 933 13,547 2,182 1,608 507 1,021 7,614 ------------- 17,126 5,494 ------------- $ 11,632 =======	$ 61,108 29,702 ------------- 31,406 3,500 3,396 1,798 1,105 1,028 1,692 1,005 11,770 1,838 1,586 541 766 6,076 ------------- 15,353 5,007 ------------- $ 10,346 =======	(2.9)% (12.2) 5.9 (4.7) 1.1 75.1 80.2 5.8 82.2 (7.2) 15.1 18.7 1.4 (6.3) 33.3 25.3 11.5 9.7 12.4%

Profitability measures: Basic earnings per share Diluted earnings per share Return on average assets Return on average equity Net interest margin Efficiency ratio	$ 0.36 $ 0.35 1.02% 12.72% 3.12% 55.11%	$ 0.34 $ 0.34 0.99% 14.50% 3.28% 53.37%	5.9% 2.9%	$ 0.70 $ 0.69 0.98% 12.89% 3.07% 56.41%	$ 0.67 $ 0.65 0.95% 14.23% 3.21% 54.49%	4.5% 6.2%

Balance Sheet Averages: Loans Investment securities Other earning assets Cash and due from banks Allowance for loan losses Intangible assets Other assets Total assets	$1,734,676 407,702 34,269 47,920 (19,484) 54,015 115,712 --------------- $2,374,810 ========	$1,512,765 473,042 8,149 35,372 (17,430) 55,873 120,669 --------------- $2,188,440 ========	14.7% (13.8) 320.5 35.5 11.8 (3.3) (4.1) 8.5%	$1,717,876 444,926 19,854 46,247 (19,196) 56,004 119,845 --------------- $2,385,556 ========	$1,496,567 468,118 11,336 38,763 (18,052) 56,364 118,924 --------------- $2,172,020 ========	14.8% (5.0) 75.1 19.3 6.3 (0.6) 0.8 9.8%

Demand deposits Interest bearing deposits Borrowings Other liabilities Subordinated debentures Shareholders' equity Total liabilities and equity	$ 210,241 1,512,216 389,364 14,538 57,250 191,201 --------------- $2,374,810 ========	$ 168,914 1,438,697 360,553 14,136 57,250 148,890 --------------- $2,188,440 ========	24.5% 5.1 8.0 2.8 - 28.4 8.5%	$ 191,877 1,551,398 390,930 13,688 57,250 180,413 --------------- $2,385,556 ========	$ 169,420 1,462,770 321,504 15,622 57,250 145,454 --------------- $2,172,020 ========	13.3% 6.1 21.6 (12.4) - 24.0 9.8%
Diluted shares outstanding (average)	17,378,810	16,088,947	8.0%	16,944,132	15,882,188	6.7%

	6/30/2003	6/30/2002	% change	12/31/2002
	(Dollars in thousands except per share data)
Changes in Allowance for Loan Losses: Allowance - Beginning of period Charge-offs Recoveries Divested subsidiary balance Provision Allowance - End of period	$ 19,567 (2,655) 525 (756) 3,335 ------------- $ 20,016 =======	$ 18,905 (5,106) 1,015 - 3,500 ------------- $ 18,314 =======	3.5% (48.0) (48.3) - (4.7) 9.3%	$ 18,905 (9,109) 1,172 - 8,599 ------------- $ 19,567 =======
Allowance for loan losses to total loans Net charge-offs to average loans (annualized)	1.16% 0.25%	1.21% 0.55%		1.15% 0.51%

Non-performing Assets: Past due 90 days or more Non-accrual Restructured Total non-performing loans Other real estate Total non-performing assets	$ 7,246 12,439 - ------------- 19,685 1,985 ------------- $ 21,670 =======	$ 1,797 13,504 52 ------------- 15,353 224 ------------- $ 15,577 =======	303.2% (7.9) - 28.2 786.2 39.1%	$ 2,337 12,938 364 ------------- 15,639 611 ------------- $ 16,250 =======
Non-performing loans to total loans Non-performing assets to total assets	1.14% 0.90%	1.02% 0.70%		0.92% 0.68%

Period End Balances:
  Commercial loans
  Construction loans
  1-4 Family mortgage loans
  Commercial real estate loans
  Consumer loans

    Total loans
  Investment securities
  Other earning assets
  Cash and due from banks
  Allowance for loan losses
  Intangible assets
  Other assets

    Total assets

	$ 269,377 269,075 323,556 796,433 66,791 --------------- $1,725,232 396,270 70,296 56,158 (20,016) 53,940 115,711 --------------- $2,397,591 ========	$ 272,486 192,277 314,145 664,198 68,158 --------------- $1,511,264 454,448 55,513 41,963 (18,314) 56,182 119,343 --------------- $2,220,399 ========	(1.1)% 39.9 3.0 19.9 (2.0) 14.2 (12.8) 26.6 33.8 9.3 (4.0) (3.0) 8.0%	$ 314,703 277,018 352,136 695,821 63,231 --------------- $1,702,909 455,082 45,907 41,890 (19,567) 58,016 120,079 --------------- $2,404,316 ========

Demand deposits
NOW accounts
Money market accounts
Savings deposits
Certificates of deposit
Certificates of deposit > $100K
IRA certificates
Brokered deposits

Total deposits
Borrowings
Federal Home Loan advances
Other liabilities
Subordinated debentures
Shareholders' equity

Total liabilities and equity

	$ 222,114 131,047 273,802 206,379 565,780 210,278 76,123 60,346 --------------- $1,745,869 105,308 282,531 12,619 57,250 194,014 --------------- $2,397,591 ========	$ 175,233 127,219 287,250 208,070 555,621 164,976 84,501 - --------------- $1,602,870 83,586 305,784 16,592 57,250 154,317 --------------- $2,220,399 ========	26.8% 3.0 (4.7) (0.8) 1.8 27.5 (9.9) - 8.9 26.0 (7.6) (23.9) - 25.7 8.0%	$ 215,529 132,883 275,378 228,397 570,915 202,086 82,600 60,244 --------------- $1,768,032 94,882 304,853 12,057 57,250 167,242 --------------- $2,404,316 ========

Shares outstanding	17,398,178	15,847,511	9.8%	16,146,804
Market capitalization	$ 351,443	$ 287,949	22.1%	$ 294,195
Tangible book value per share	$ 8.05	$ 6.19	30.0%	$ 6.76
Book value per share	$ 11.15	$ 9.74	14.5%	$ 10.36
Closing market price per share	$ 20.20	$ 18.17	11.2%	$ 18.22